Exhibit 99.1
Holly Energy Partners, L.P. Reports First Quarter Earnings
April 29, 2008
Dallas, Texas — Holly Energy Partners, L.P. (NYSE-HEP) today reported first quarter net income of $7.8 million ($0.43 per basic and diluted limited partner unit) for the three months ended March 31, 2008 as compared to $7.4 million ($0.43 per basic and diluted limited partner unit) for the three months ended March 31, 2007. Distributable cash flow for the period was $13.7 million, up $1.1 million or 8.9% from the first quarter of 2007.
Net income for the first quarter of 2008 increased $0.4 million as compared to the same period in 2007. The increase in net income for the quarter was principally due to the acquisition of the crude pipelines and tankage assets by HEP from Holly Corporation on February 29, 2008 as well as an increase in volumes shipped by affiliates. The resulting increases in revenue were partially offset by a reduction of revenues from third party shipments resulting from the shutdown of Alon’s Big Spring refinery in the first quarter of 2008. Also, contributing to our net income for the three months ended March 31, 2008 was the realization of certain previously deferred revenue. These factors were partially offset by an increase in operating costs and expenses.
As previously announced, we acquired pipeline and tankage assets from Holly Corporation on February 29, 2008 for $180.0 million. The pipelines and tankage assets consist of crude oil trunk lines that deliver crude to Holly’s Navajo Refinery in southeast New Mexico, gathering and connection pipelines located in west Texas and New Mexico, on-site crude tankage located within the Navajo and Woods Cross refinery complexes, a jet fuel products pipeline and leased terminal between Artesia and Roswell, New Mexico, and crude oil and product pipelines that support Holly’s Woods Cross Refinery. In connection with this transaction, we entered into a 15-year pipelines and tankage agreement containing minimum annual revenue commitments from Holly. The initial minimum annual revenue commitment is set at $25.3 million, and will increase annually based on a formula using the Producer Price Index.
On February 18, 2008, Alon experienced an explosion and fire at its Big Spring refinery that resulted in the shutdown of production. Lost production attributable to this shutdown resulted in a decrease in third party shipments on our refined product pipelines during the first quarter of 2008. Under our pipelines and terminals agreement with Alon, Alon has committed to a level of product shipments that generally results in a minimum level of revenue. The amount billed to Alon for any shortfalls with respect to these contractual commitments is recorded as deferred revenue and later included in revenue and net income when earned and no longer subject to recapture. Increases in deferred revenue as a result of such shortfalls are included in distributable cash flow when the shortfall occurs. Alon reopened its Big Spring refinery in early April and has resumed production which is currently running at about one-half of refinery capacity. Alon has announced that its goal is to restart additional refinery units beginning in mid-July.
Total revenues increased by $3.4 million to $27.3 million for the first quarter of 2008 from $23.9 million for the first quarter of 2007. This increase was principally due to revenues attributable to our newly acquired crude pipelines in addition to an increase in affiliate refined product and intermediate pipeline revenues. Also contributing to the increase in revenues for the first quarter of 2008 was an increase in previously deferred revenue realized. These increases were partially offset by the revenue effect of the decrease in third party shipments.
•	Revenues from the refined product pipelines increased by $0.4 million to $17.4 million for the first quarter of 2008 from $17.0 million for the first quarter of 2007. This increase was principally due to an increase in affiliate shipments, the effect of the annual tariff increase on refined product shipments and the realization of $0.8 million of previously deferred revenue. These increases were partially offset by a decrease in third party shipments as a result of the shutdown of Alon’s Big Spring refinery. Shipments on our refined product pipelines decreased to an average of 130.1 thousand barrels per day (“mbpd”) for the first quarter of 2008 as compared to 137.6 mbpd for the first quarter of 2007.

•	Revenues from the intermediate pipelines increased by $0.6 million to $3.6 million for the first quarter of 2008 from $3.0 million for the first quarter of 2007. This increase was principally due to an increase in volumes shipped on our intermediate pipelines, the effect of the annual tariff increase on intermediate pipeline shipments and a $0.1 million increase in previously deferred revenue realized. Shipments on our intermediate product pipelines increased to an average of 67.6 mbpd for the first quarter of March 31, 2008 as compared to 59.5 mbpd for the first quarter of 2007.

•	Revenues from the crude pipelines were $2.2 million for the first quarter of 2008, and shipments averaged 139.1 mbpd during March 2008.

•	Revenues from terminal, tankage and truck loading rack fees increased by $0.3 million to $4.1 million for the first quarter of 2008 from $3.8 million for the first quarter of 2007.
Operating costs and expenses increased by $2.3 million to $15.3 million for the first quarter of 2008 from $13.1 million for the first quarter of 2007. This increase is principally due to increased pipeline maintenance, payroll costs and costs related to the operations of our crude pipelines commencing March 1, 2008.
Commenting on the first quarter results for 2008, Matt Clifton, Chairman of the Board and Chief Executive Officer stated: “We are pleased with our successful acquisition and integration of Holly’s crude pipelines and tankage assets into our operations. Revenues generated from these assets will contribute substantially to our future profitability. Although revenue for the first quarter fell short of expectations as a result of the shutdown of Alon’s Big Spring refinery, the contractually committed billings under our pipelines and terminals agreement with Alon operated as intended, enabling us to maintain our distributable cash flow. As previously announced, our cash distribution for the first quarter of 2008 will be $0.735 per unit, an increase over our distribution of $0.725 per unit for the fourth quarter of 2008 and a 7% increase over our distribution of $0.690 per unit for the first quarter of 2007. Looking forward, we expect that revenues should increase as Alon restores production to normal operating levels, and we begin to realize the benefits of certain organic and third-party growth initiatives currently in development.”
We have scheduled a conference call today at 4:00 PM EDT to discuss financial results. Listeners may access this call by dialing (888) 548-4639. The ID# for this call is #42844136. Additionally, listeners may access the call via the internet at: http://www.videonewswire.com/event.asp?id=47401.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product transportation, tankage and terminal services to the petroleum industry, including Holly Corporation, which owns a 46% interest (including the general partner interest) in the Partnership. The Partnership owns and operates petroleum product and crude gathering pipelines, tankage and terminals in Texas, New Mexico, Arizona, Washington, Idaho, Oklahoma and Utah. In addition, the Partnership owns a 70% interest in Rio Grande Pipeline Company, a transporter of LPGs from west Texas to Northern Mexico.
Holly Corporation operates through its subsidiaries an 85,000 barrels-per-stream-day (“bpsd”) refinery located in Artesia, New Mexico and a 26,000 bpsd refinery in Woods Cross, Utah.
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could differ materially from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors, including, but not limited to:
•	Risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled in our terminals;

•	The economic viability of Holly Corporation, Alon USA, Inc. and our other customers;

•	The demand for petroleum products and crude oil in the markets we serve;

•	Our ability to successfully purchase and integrate additional operations in the future;

•	Our ability to complete previously announced pending or contemplated acquisitions;

•	The availability and cost of our financing;

•	The possibility of reductions in production or shutdowns at refineries utilizing our pipeline and terminal facilities;

•	The effects of current or future government regulations and policies;

•	Our operational efficiency in carrying out routine operations and capital construction projects;

•	The possibility of terrorist attacks and the consequences of any such attacks;

•	General economic conditions; and

•	Other financial, operations and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.
The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)
Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three months ended March 31, 2008 and 2007.

	Three Months Ended
	March 31,		Change from
	2008	2007	2007
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$9,568	$8,239	$1,329
Affiliates – intermediate pipelines	3,593	3,009	584
Affiliates – crude pipelines	2,195	—	2,195

	15,356	11,248	4,108
Third parties – refined product pipelines	7,835	8,790	(955)

	23,191	20,038	3,153

Terminals, refinery tankage and truck loading racks:
Affiliates	2,971	2,542	429
Third parties	1,114	1,292	(178)

	4,085	3,834	251

Total revenues	27,276	23,872	3,404

Operating costs and expenses
Operations	9,727	7,733	1,994
Depreciation and amortization	4,313	4,071	242
General and administrative	1,286	1,272	14

	15,326	13,076	2,250

Operating income	11,950	10,796	1,154

Interest income	93	185	(92)
Interest expense, including amortization	(3,807)	(3,358)	(449)
Gain on sale of assets	36	297	(261)
Minority interest in Rio Grande	(406)	(427)	21

Income before income taxes	7,866	7,493	373

State income tax	(68)	(59)	(9)

Net income	7,798	7,434	364

Less general partner interest in net income, including incentive distributions (1)	821	580	241

Limited partners’ interest in net income	$6,977	$6,854	$123

Net income per unit applicable to limited partners (1)	$0.43	$0.43	$—

Weighted average limited partners’ units outstanding	16,181	16,108	73

EBITDA(2)	$15,893	$14,737	$1,156

Distributable cash flow (3)	$13,708	$12,594	$1,114

Volumes (bpd)(4)

Pipelines:
Affiliates – refined product pipelines	84,560	72,361	12,199
Affiliates – intermediate pipelines	67,611	59,474	8,137
Affiliates – crude pipelines	47,398	—	47,398

	199,569	131,835	67,734
Third parties – refined product pipelines	45,510	65,187	(19,677)

	245,079	197,022	48,057
Terminals and truck loading racks:
Affiliates	127,436	120,186	7,250
Third parties	37,242	46,846	(9,604)

	164,678	167,032	(2,354)

Total for petroleum pipelines and terminal assets (bpd)	409,757	364,054	45,703

(1)	Net income is allocated between limited partners and the general partner interest in accordance with the provisions of the partnership agreement. Incentive distributions of $0.7 million and $0.4 million were declared during the three months ended March 31, 2008 and 2007, respectively. The net income applicable to the limited partners is divided by the weighted average limited partner units outstanding in computing the net income per unit applicable to limited partners.

(2)	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income plus (i) interest expense net of interest income and (ii) depreciation and amortization. EBITDA is not a calculation based upon U.S. generally accepted accounting principles (“U.S. GAAP”). However, the amounts included in the EBITDA calculation are derived from amounts included in our consolidated financial statements. EBITDA should not be considered as an alternative to net income or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it is a widely accepted financial indicator used by investors and analysts to measure performance. EBITDA is also used by our management for internal analysis and as a basis for compliance with financial covenants.

Set forth below is our calculation of EBITDA.

	Three Months Ended
	March 31,
	2008	2007
	(In thousands)
Net income	$7,798	$7,434

Add interest expense	3,584	3,055
Add amortization of discount and deferred debt issuance costs	223	303
Subtract interest income	(93)	(185)
Add state income tax	68	59
Add depreciation and amortization	4,313	4,071

EBITDA	$15,893	$14,737

(3)	Distributable cash flow is not a calculation based upon U.S. GAAP. However, the amounts included in the calculation are derived from amounts separately presented in our consolidated financial statements, with the exception of maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income or operating income, as an indication of our operating performance, or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

(4)	The amounts reported for the three months ended March 31, 2008 include volumes transported on the crude pipelines for the month of March only. Volumes shipped during March 2008 averaged 139.1 mbpd. For the three months ended March 31, 2008, volumes are based on March volumes, averaged over the 91 days in the first quarter. Under the pipelines and tankage agreement with Holly, fees are based on volumes transported on each pipeline component comprising the crude pipeline system (the crude oil gathering pipelines and the crude oil trunk lines). Accordingly, volumes transported on the crude pipelines represent the sum of volumes transported on both pipeline components. In cases where volumes are transported over both components of the crude pipeline system, such volumes are reflected twice in the total crude oil pipeline volumes.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended
	March 31,
	2008	2007
	(In thousands)
Net income	$7,798	$7,434

Add depreciation and amortization	4,313	4,071
Add amortization of discount and deferred debt issuance costs	223	303
Add increase in deferred revenue	1,851	906
Subtract maintenance capital expenditures*	(477)	(120)

Distributable cash flow	$13,708	$12,594

*	Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives.

	March 31,	December 31,
	2008	2007
	(In thousands)
Balance Sheet Data

Cash and cash equivalents	$8,237	$10,321
Working capital	$(6,160)	$5,446
Total assets	$427,306	$238,904
Long-term debt	$356,330	$181,435
Partners’ equity	$27,440	$27,816
As a master limited partnership, we distribute our available cash, which historically has exceeded our net income because depreciation and amortization expense represents a non-cash charge against income. The result is a decline in partners’ equity since our regular quarterly distributions exceed our quarterly net income.
FOR FURTHER INFORMATION, Contact:
Bruce R. Shaw, Senior Vice President and
      Chief Financial Officer
M. Neale Hickerson, Vice President,
      Investor Relations
Holly Energy Partners
214/871-3555